Exhibit 99.1

Contacts:

William B. Boni

VP, Investor Relations/

  Corp. Communications

(781) 994-0300

www.ArQule.com

For Immediate Release:

ARQULE PROVIDES CLINICAL UPDATE ON E2F-1 PROGRAM

Woburn, Mass., November 29, 2007 – ArQule, Inc. (NASDAQ: ARQL) today announced that symptomatic and asymptomatic QTc prolongation, a measure of cardiac function, has been observed in a Phase 1 dose escalation trial with ARQ 171, a second generation product in its E2F-1 cancer therapy program.

These observations were made based on EKGs from patients who received doses of ARQ 171 from 380 to 760 milligrams per meter squared. The Company is currently reviewing EKGs from patients previously treated at lower doses. Upon completion of this review, the Company will make a further decision about continuing this dose escalation trial. The Company expects the analysis of QTc prolongation data to be complete between the end of 2007 and early 2008.

About ArQule

ArQule is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics. The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to cancer. ArQule’s lead clinical-stage products have been generated from two scientific platforms: Cancer Survival Protein modulation and Activated Checkpoint Therapy(R) (ACT). The Cancer Survival Protein modulation platform has generated a clinical-stage product that mediates its effects by inhibiting the activity of a molecule known as c-Met, which plays multiple roles in cancer cell growth, survival, invasion, angiogenesis and metastasis. The ACT platform is designed to kill cancer cells selectively while sparing normal cells through direct activation of DNA damage response/checkpoint pathways. The Company’s lead ACT program, based on the E2F-1 pathway, is partnered with Hoffman-La Roche. For more information, please visit www.arqule.com.

This press release contains forward-looking statements regarding the Company’s operating performance, such as projections about its future results of operations or its financial condition. Additional forward-looking statements relate to the progress of the Company’s clinical trials, including the Phase 1 trial with ARQ 171. These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially. Positive information about early stage clinical trial results does not ensure that later stage or larger scale clinical trials will be successful. For example, ARQ 171 may not demonstrate promising therapeutic effect; in addition, it may not demonstrate an appropriate safety profile in current or later stage or larger scale clinical trials as a result of known or as yet unanticipated side effects. The results achieved in later stage trials may not be sufficient to meet applicable regulatory standards. Problems or delays may arise during clinical trials or pre-clinical development or in the course of developing, testing or manufacturing this compound that could lead the Company or its partner to discontinue development. Even if later stage clinical trials are successful, the risk exists that unexpected concerns may arise from analysis of data or from additional data or that obstacles may arise or issues be identified in connection with review of clinical data with regulatory authorities or that regulatory authorities may disagree with the Company’s view of the data or require additional data or information or additional studies. In addition, the planned timing completion of clinical trials for ARQ 171 is subject to the ability of the Company to enroll patients, enter into agreements with clinical trial sites and investigators, and other technical hurdles and issues that may not be resolved. Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product. Furthermore, ArQule may not have the financial or human resources to successfully pursue drug discovery in the future. For more detailed information on the risks and uncertainties associated with the Company’s drug development and other activities see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.